Exhibit 10.2
April 25, 2024

Dr. Eugene Scherbakov

Re: Transition Agreement

Dear Eugene:
This letter agreement follows our conversations regarding the transition from your employment with IPG Laser GmbH & Co. KG (“Laser”) and IPG Photonics Corporation (“Photonics”) and your anticipated continuing Advisor and Board service to Photonics. Laser and Photonics very much appreciate your years of service and leadership and wish to make this transition as smooth, productive and seamless as possible. In that spirit, you, Laser and Photonics agree as follows (the “Agreement”).
1.Transition Period
If you enter into and comply with this Agreement, you will continue to be employed by Photonics and Laser until the date Photonics’s new Chief Executive Officer commences employment (the “Anticipated Transition Date”) unless, prior to such date, you resign, or you are terminated for Cause (as defined in your Section 13 of the Service Agreement with Laser dated May 4, 2021 as amended, the “Service Agreement”) or for materially breaching this Agreement. Your last day of employment, whether it is the Anticipated Transition Date or an earlier date, shall be referred to as the “Transition Date”, which, however, will be no earlier than upon receipt of written notification from the Company specifying the exact time of termination. The time period between the date of this letter and the Transition Date shall be referred to as the “Transition Period.”
During the Transition Period, (i) the Service Agreement and your Secondment Agreement with Photonics dated May 4 2021 (the “Secondment Agreement”) will remain in effect; (ii) you will continue to provide your existing services as CEO; (iii) you shall continue to receive your current salary and benefits during the Transition Period; and (iv) your equity, RSU and PSU rights shall remain subject to your applicable equity, PSU and RSU agreements with the Company and IPG Photonics Corporation 2006 Incentive Compensation Plan, as amended or any successor thereto (collectively, the “Equity Documents”).
2.Termination of Contractual Relationships; Photonics Board.
Effective as of the Transition Date, you hereby terminate your positions and office as Managing Director of Laser and Photonics, and as an officer, managing director or other positions you occupy at Photonics and Laser, and all of their affiliates, effective as of the Transition Date. You hereby agree that the Service Agreement and the Secondment Agreement including any and all Amendments, Supplementary and Additional Agreements will end, as will your service relationship to Laser, effective as of the Transition Date. Photonics is authorized in this respect to submit and receive all declarations of intent necessary to terminate any contractual relationships which still exist on behalf of all affiliates of Photonics and Laser. You will remain in your current position as an at-will director on the Photonics Board of Directors (the “Photonics Board”), subject to annual elections and such other terms as the Photonics Board requires. To avoid doubt, your Photonics Board service, like the service of other directors, shall not be guaranteed for any length of time and shall be subject to the determination of the Photonics Board and the stockholders of Photonics. Subject to the foregoing, the actual length of your Photonics Board service is the “Photonics Board Term.” For so long as you receive compensation of any kind (whether cash or equity vesting) under the Advisor Agreement (as defined below), during the Photonics Board Term you will not receive any Board compensation. Photonics will reimburse you for reasonable travel expenses related to your Photonics Board service which are subject to the terms of the travel and reimbursement policies of Photonics then in effect.
3.Messaging
You will have the right to comment on the statement issued by Photonics to investors and employees regarding the transition (the “Statements”), although the ultimate content of the Statements shall be determined by Photonics in its good faith discretion.
4.Advisor Agreement
Contemporaneously with the signing of this Agreement, you and Photonics agree to sign and comply with the Advisor Agreement attached as Exhibit A.
5.Release of Claims
In consideration for, among other terms, the consideration for which you are eligible under this Agreement, including without limitation your eligibility for the Transition Period and the Advisor Agreement, you, on behalf of yourself and your heirs, administrators, representatives, successors and assigns (together with you, the “Releasors”), voluntarily release and forever discharge Photonics, Laser, its and their affiliated and related entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former employees, officers, directors, shareholders, interest holders, managers, members, partners, investors, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you or any other Releasor have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees. This release includes, without limitation, all Claims:
•relating to your employment by and termination of employment with and service to, Photonics and Laser;
•of wrongful discharge or violation of public policy;
•of breach of contract;
•of defamation or other torts;
•of retaliation or discrimination under federal, state or local law (including, without limitation, claims under the Age Discrimination in Employment Act);

•under any other federal or state statute;
•under the Service Agreement and the Secondment Agreement;
•under MGL c. 151B;
•for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and
•for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, that this release shall not affect your rights (i) under this Agreement; (ii) the Advisor Agreement; (iii) under any written indemnification agreement between you and Photonics and/or you and Laser; (iv) under the Equity Documents; (v) to D & O insurance, to the extent provided in Photonics’ and/or Laser’s insurance policies; (vi) to vested and accrued benefits under any employee benefit plans.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement. As a material inducement to Photonics to enter into this Agreement, you represent that you have not assigned any Claim to any third party.
6.Ongoing Obligations
Photonics shall pay or reimburse you (on a tax free basis) for (i) all accrued and unpaid salary, benefits and vacation pay through the Transition Date; (ii) all costs related to ending your rental housing in Massachusetts including returning your personal items from your house or office to your home in Germany; and (iii) tax preparation services for taxes due to the United States and Germany for tax year 2024. Notwithstanding anything herein to the contrary, you are subject to continuing obligations under (i) the Confidentiality, Non-Competition and Confirmatory Assignment Agreement with the Company dated May 4, 2021; (ii) Section 10(x) of the Service Agreement and (iii) Sections 19 and 20 of the Secondment Agreement (with any other confidentiality, restrictive covenant and other ongoing obligations you have to any of the Releasees (as defined below), the “Ongoing Obligations”). You agree that your eligibility for compensation under this Agreement constitutes mutually agreed upon, fair and reasonable consideration for each of the Ongoing Obligations that is separate from your employment with Photonics. The Ongoing Obligations are incorporated by reference herein and remain in full effect. You agree that you had the opportunity to review the Ongoing Obligations and this Agreement with the legal counsel of your choosing and that attorneys representing Photonics cannot and do not represent you in these matters.
7.Nondisparagement
Subject to the “Protected Activities” Section below, you agree not to make any disparaging statements concerning Photonics, Laser or any of its or their affiliates or current or former officers, directors, shareholders, employees or agents. These nondisparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding.

8.Confidentiality of Agreement-Related Information; Other Obligations
Subject to the “Protected Activities” Section below, you agree, to the fullest extent permitted by law, to keep all Agreement-Related Information completely confidential. “Agreement-Related Information” means the negotiations leading to this Agreement and the terms of this Agreement. Notwithstanding the foregoing, you may disclose Agreement-Related Information to your spouse, your attorney and your financial advisors, and to them only provided that they first agree for the benefit of Photonics to keep Agreement-Related Information confidential. You represent that during the period since the date of this Agreement, you have not made any disclosures that would have been contrary to the foregoing obligation if it had then been in effect. Nothing in this Section shall be construed to prevent you from disclosing Agreement-Related Information to the extent required by a lawfully issued subpoena or duly issued court order; provided that you provide Photonics with advance written notice and a reasonable opportunity to contest such subpoena or court order. To the extent you have not assigned any developments or intellectual property rights to Photonics that are related to Photonics’s business activities or were made using Photonics’s time, equipment or resources, you hereby assign such developments and intellectual property rights to Photonics, to the fullest extent permitted by law. You agree to promptly return all Company property to Photonics; not to disclose or use any Company confidential information at any time; not to represent yourself as currently employed or engaged by Photonics after the Transition Date ; subject to the “Protected Activities” Section below, to cooperate with Photonics in any future dispute or intellectual property matter; and to notify future employers of your Ongoing Obligations.
9.Protected Activities
Nothing contained in this Agreement or in any other agreement with Photonics limits your ability to: (i) file a charge or complaint with any federal, state or local governmental agency or commission, including without limitation the Equal Employment Opportunity Commission, the National Labor Relations Board or the Securities and Exchange Commission (a “Government Agency”); (ii) communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency; (iii) exercise any rights you may have under Section 7 of the National Labor Relations Act, including any rights you may have under such provision to assist co-workers with or discuss any employment issue, dispute or term or condition of employment as part of engaging in concerted activities for the purpose of mutual aid or protection; (iv) discuss or disclose information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful; or (v) testify truthfully in a legal proceeding, in any event with or without notice to or approval of Photonics so long as such communications and disclosures are consistent with applicable law and the information disclosure was not obtained through a communication that was subject to the attorney client privilege (unless disclosure of that information would otherwise be permitted consistent with such privilege). If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action) but Photonics will not limit any right you may have to receive an award by an order of a Government Agency pursuant to the whistleblower provisions of any applicable law or regulation for providing information to the SEC or any other Government Agency.
10.Defend Trade Secrets Act Notice
You understand that pursuant to the Defend Trade Secrets Act of 2016, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
11.Other Provisions
(a)Termination and Return of Payments; Certain Remedies. If you breach any of your Ongoing Obligations, in addition to any other legal or equitable remedies it may have for such breach (including without limitation injunctive relief), Photonics shall have the right to terminate its payments to you or for your benefit under this Agreement and terminate your employment for Cause. The termination and/or return of such payments in the event of your breach will not affect your continuing obligations under, or your release of Claims under, this Agreement.
(b)Enforceability; Taxes. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Photonics may assign this Agreement to any other person or entity. You may not assign this Agreement. All compensation and benefits provided or referred to hereunder shall be subject to taxes as required by applicable law.
(c)Waiver; Absence of Reliance. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach. In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of Photonics.
(d)Jurisdiction; Governing Law; Interpretation. The Parties hereby agree that the state and federal courts of Massachusetts (the “State”) shall have the exclusive jurisdiction to consider any matters related to this Agreement, including without limitation any claim of a violation of this Agreement. With respect to any such court action, you submit to the jurisdiction of such courts; you acknowledge that venue in such courts is proper; and, to the fullest extent required by applicable law, you and Photonics waive any right to a jury with respect to such court action. This Agreement shall be interpreted and enforced under the laws of the State, without regard to conflict of law principles.

(e)Entire Agreement. This Agreement the Equity Documents, the Ongoing Obligations and the other agreements expressly preserved herein constitute the entire agreement between you and Photonics and supersede any previous agreements or understandings between you and Photonics.
(f)Time for Consideration; Effective Date. You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it (the “Consideration Period”) and that you have knowingly and voluntarily entered into this Agreement. You acknowledge that the above release of claims expressly includes without limitation claims under the Age Discrimination in Employment Act. You are advised to consult with an attorney before signing this Agreement. To accept this Agreement, you must return a signed original or a signed PDF copy of this Agreement so that it is received by the undersigned at or before the expiration of the Consideration Period. If you sign this Agreement before the end of the Consideration Period, you acknowledge by signing this Agreement that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period. For the period of seven (7) business days from the date when you sign this Agreement (the “Revocation Period”), you have the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the Revocation Period. This Agreement shall not become effective or enforceable during the Revocation Period. It will become effective on the day after the Revocation Period ends (the “Effective Date”).
(g)Counterparts. This Agreement may be executed in separate counterparts. When all counterparts are signed, they shall be treated together as one and the same document.
Please indicate your agreement to the terms of this Agreement by signing and returning to the undersigned the original or a PDF copy of this letter within the time period set forth above.
Very truly yours,
IPG Photonics Corporation

By:     /s/John Peeler                    April 25, 2024
    John Peeler                    Date
    Chair, Board of Directors

IPG Laser GmbH & Co. KG
represented by
IPG Laser Verwaltungs GmbH (Austria)
represented by managing director Andrey Mashkin

By:     /s/Andrey Mashkin                April 24, 2024
Andrey Mashkin                Date

This is a legal document. Your signature will commit you to its terms. By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

/s/ Eugene Scherbakov                April 25, 2024
Eugene Scherbakov                    Date